SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2005

DREW INDUSTRIES INCORPORATED

Delaware	0-13646	13-3250533

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 Mamaroneck Avenue, White Plains, New York 10601

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:                                                            (914) 428-9098

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective March 1, 2005, Harvey F. Milman was appointed Vice President-Chief Legal Officer of Registrant. Prior thereto, Mr. Milman was a partner in the law firm of Phillips Nizer LLP, counsel to Registrant. Registrant believes that because of the expansion of its business and the resulting complexity of its operations, as well as increased legal and regulatory compliance requirements, it is cost-effective and in the best interests of Registrant to have the services of a full-time legal officer. Mr. Milman also serves as Assistant Secretary of Registrant.

Mr. Milman receives annual base salary of $300,000, plus a bonus of $125,000. Pursuant to Registrant’s 2002 Equity Award and Incentive Plan, Mr. Milman may also receive a discretionary bonus, depending on Registrant’s operating results. Mr. Milman receives medical, dental and disability insurance, an automobile together with related expenses, company contribution to a 401(K) plan, and a discretionary retirement bonus to provide retirement income, the combined cost of which benefits is approximately $50,000.

In connection with the appointment, which terminates Mr. Milman’s role in private practice, Registrant entered into a Change of Control Agreement with Mr. Milman. The agreement provides for severance payable upon a Company initiated termination within one year following , or 120 days prior to, a change of control, or a termination initiated by Mr. Milman with good reason (defined as a reduction in Mr. Milman’s compensation or a material change in Mr. Milman’s authority and duty) within six months following a change of control. Change of control includes acquisition of 30% or more of the Company’s voting securities, or stockholder approval of a merger resulting in a change in voting control of more than 50% of the voting power of the Company’s existing securities, or if Edward W. Rose, III ceases to own at least 10% of the Company’s voting securities, or liquidation of the Company. The agreement provides that Mr. Milman will receive his then effective compensation for a period of two years if he is involuntary terminated, or one year if he voluntarily terminates for good reason, subject to certain adjustments, and certain other benefits.

Item 9.01	Financial Statements and Exhibits

Exhibits.

10.1	Change of Control Agreement between Registrant and Harvey F. Milman will be filed by amendment.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED
(Registrant)

By: /s/ Fredric M. Zinn Fredric M. Zinn Executive Vice President and Chief Financial Officer

Dated: March 4, 2005